Exhibit 10.7

Form of Cash-Based Long-Term Incentive Compensation Award Agreement - Officers

This Cash-Based Long-Term Incentive Compensation Award Agreement (this “Agreement”), dated as of February 15, 2012 (the “Effective Date”), is by and between [insert] (“Executive”) and Ralcorp Holdings, Inc. (the “Company”).

Recital

The Company desires to provide an incentive to retain and reward Executive for meeting certain performance criteria by providing Executive with a cash-based long-term incentive compensation award based on the terms and subject to the conditions contained in this Agreement and the Ralcorp Holdings, Inc. Cash Based Incentive Plan.

Agreements

NOW THEREFORE, in consideration for the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.  Performance Criteria.  The Company will pay Executive a one-time, long-term incentive compensation award, the amount of which is set forth in Section 2, if:

a.	the Executive remains employed by the Company from the Effective Date through December 31, 2014; and

b.	the Performance Target, as defined herein, or percentage thereof has been achieved.

In the event any of the criteria set forth in Section 1 are not satisfied, Executive will not be eligible to receive any portion of the long-term incentive compensation award.

For purposes of this Agreement, “Performance Target” shall mean the achievement of adjusted diluted earnings per share of the Company for the year ended December 31, 2014 equal to an amount (the “Target EPS”) calculated by applying a compound annual growth rate of 20% to a baseline adjusted diluted earnings per share of the Company for the year ended December 31, 2011, as determined in good faith by the Company’s board of directors.  The Company shall make the determination of whether the Performance Target has been met by any means it deems reasonable under the circumstances using its good faith judgment and general accounting principles.  The Company reserves the right, in its discretion, to make appropriate adjustments to the calculation of the Performance Target to account for any infrequent or non-recurring items that it determines are not reflective of the Company’s ongoing operations or the effects of major corporate transactions or other items that the Company determines significantly distort the comparability of the Company’s performance against the Performance Target.

2.  Award.  In the event all of the criteria in Section 1 are satisfied, Executive will be eligible to receive the following incentive compensation amount:
Performance Level	Incentive Compensation Amount
Threshold (90% of Target EPS)	$
Target (100% of Target EPS)	$
Maximum (110% of Target EPS)	$

The incentive compensation amount shall be adjusted proportionately for performance levels that exceed the Threshold level and that fall below the Maximum level.

3.  Forfeiture.  Without limiting the foregoing, Executive shall forfeit his rights to receive any incentive compensation amount under this Agreement and shall not be entitled to any payment or other consideration hereunder upon the earliest to occur of the following events (any of which is referred to as a “Forfeiture Event”) prior to December 31, 2014:

a.	the termination of Executive’s employment with the Company or one of its affiliates with or without Cause;

b.	the voluntarily termination by Executive of his employment with the Company or one of its affiliates;

c.	the engagement by Executive in competition with the Company or any of its affiliates; or

d.	the engagement by Executive in any of the following actions:

i.	being openly critical in the media of the Company or any of its affiliates or its directors, officers or employees or those of any affiliate;

ii.	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;

iii.	misappropriating or destroying Company or affiliate property including, but not limited to, trade secrets or other proprietary property;

iv.	improperly disclosing material non-public information regarding the Company or any of its affiliates; or

v.	inducing or attempting to induce any customer, supplier, lender or other business relation of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates; or

e.	any other event or reason resulting in forfeiture as described in Section 1.

Upon the occurrence of a Forfeiture Event, the incentive compensation award represented by this Agreement will be forfeited and will be cancelled, and Executive shall not be entitled to any payment or other consideration hereunder.

4.     Payment of Award.  Subject to Section 3 and the other terms and conditions herein, the payment of any award under this Agreement shall be made within 60 days of December 31, 2014.  Any award shall be paid in cash (or its equivalent) in a single lump sum.  If applicable, the Company or its affiliate shall withhold all applicable tax-related items legally payable by Executive from such cash payment, his wages or other cash compensation paid to Executive by the Company and/or its affiliate equal to the amount of the total withholding tax obligation.  Any award pursuant to this Agreement shall not be eligible for deferral and shall not be deemed benefit earnings for purposes of any Company benefit plan, including but not limited to the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees, the Executive Savings Investment Plan and the Savings Investment Plan.

5.     Nature of the Award.  In accepting the terms and conditions of this Agreement, Executive acknowledges and agrees as follows:

a.
the Company’s granting of eligibility for this award is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of an award, even if eligibility for an award has been granted repeatedly in the past, and all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

b.
Executive’s receipt of any award is not intended to create and should not be construed as creating a contract guaranteeing employment of any duration with the Company or its subsidiaries or affiliates and shall not interfere with the ability of the Company or its affiliates to terminate Executive’s employment at any time, for any reason, with or without notice;

c.
the grant of eligibility for this award is an extraordinary benefit and is not part of normal or expected compensation or salary for any purposes, including without limitation, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or an affiliate; and

d.
in consideration of the grant of eligibility for this award, no claim or entitlement to compensation or damages shall arise from termination of the award resulting from termination of Executive’s employment with the Company or its affiliates (for any reason whatsoever), and Executive irrevocably releases the Company and its affiliates from any such claim that may arise.

6.  Taxable Event.  Executive acknowledges that the issuance of the cash payment hereunder may have significant tax consequences to Executive, and Executive is hereby advised to consult with Executive’s own tax advisors concerning such tax consequences.

7.  Non-Competition.  During the term of Executive’s employment with the Company (or one of its subsidiaries or affiliates) and for one (1) year thereafter, except in the course of Executive performing his/her job responsibilities with the Company, Executive will not directly or indirectly, in a competitive capacity, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by or under contract with (including as a director, advisor, or consultant), lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, or plan or prepare to do any of the foregoing with any business organization or entity whose products or activities compete or intend to compete with the Company in the United States or Canada on food products produced by the Company (including those of its subsidiaries and operating divisions) (“Competing Company”) at the time of termination of employment; provided however, Executive may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under §12(g) of the Securities Exchange Act of 1934, as amended.  For purposes of this Agreement, a business entity or organization shall be a Competing Company only if more than ten percent (10%) of its aggregate gross revenues and more than ten percent (10%) of its aggregate net income are derived from products or activities which compete or intend to compete with the Company’s food products in the United States and Canada.

8.  Non-Solicitation/Non-Hire.  Whether for Executive’s own account or the account of any other person or entity, Executive will not: (i) at any time during the Executive’s employment with the Company and for one (1) year after Executive’s termination of employment, directly or indirectly, solicit as an employee, independent contractor or otherwise, any person who was a salaried and bonus eligible employee of the Company at any time during the term of Executive’s employment with the Company or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or any affiliate; or (ii) at any time during the Executive’s employment with the Company and for one (1) year after Executive’s termination of employment, interfere with the Company’s relationship with any person or entity who was a customer or supplier of the Company at the time of Executive’s termination of employment.

9.  Non-Disclosure.  Upon receipt of this Agreement, Executive agrees not to talk about, write about, or otherwise disclose the terms of this Agreement, or any fact concerning its execution or implementation to any person, firm or corporation, other than the Executive’s family, attorney or financial advisor, unless Executive is required to do so by Federal, state or local law, or by a court of competent jurisdiction, except to the extent that the terms of this Agreement are public information.  Executive understands that his or her violation of the provisions of this paragraph will result in the termination of this Agreement and any rights available to Executive hereunder and that such violation will subject Executive to disciplinary action up to and including termination of employment.

10.   Breach.  In the event Executive violates the provisions of Section 7, 8 or 9 of this Agreement, the Company shall have the right to take all necessary legal action to enforce its rights hereunder.  In addition to any remedies available at law, the Company shall have the right to seek and obtain any equitable and injunctive relief (without the requirement to post a bond) that a court may determine is appropriate.  To the extent that the Company is successful in enforcing this provision, Executive shall be responsible for paying the Company’s reasonable attorneys’ fees and costs.  The parties acknowledge and agree that the time and other limitations contained in Sections 7, 8 and 9 of this Agreement are reasonable and necessary for the proper protection of the Company.  However, if any arbitrator or court of competent jurisdiction finds that the time period of the provisions contained therein is too lengthy or the geographic coverage and scope of the provisions contained therein is too broad, the restrictive time period shall be deemed to comprise the largest scope permissible by law under the circumstances.  Executive further acknowledges that, in the event of the termination of his employment with the Company, Executive’s skills and experience will permit him to find employment in many markets, and the limitations contained herein will not prevent him from earning a livelihood.  The period of time applicable to the provisions contained in Sections 7, 8 and 9 of this Agreement shall be extended by the duration of any actual or threatened violation by Executive of such provision.

11.   Amendment.  This Agreement may be amended only by a writing executed by the Company and Executive which specifically states that it is amending this Agreement.  Notwithstanding the foregoing, this Agreement may be amended solely by the Company by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to Executive, and provided that no such amendment adversely affecting Executive’s rights hereunder may be made without Executive’s written consent.  Without limiting the foregoing, the Company reserves the right to change, by written notice to Executive, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling or judicial determination.

12.   Successors and Assigns.  The rights and obligations of the Company under this Agreement will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will insure to the benefit of, and be enforceable by, the Company’s successors and assigns.  Executive shall have no right to transfer or assign any of his or her rights under this Agreement.

13.   Entire Agreement.  This Agreement represents the entire agreement between the parties and any prior understandings or representations of any kind preceding the date of this Agreement shall be superseded by and shall not be binding on either party except to the extent incorporated into this Agreement.

14.   Severability.  If, for any reason, any provision of the Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

15.   Governing Law.  To the extent that Federal laws do not otherwise control, this Agreement and all determinations made or actions taken pursuant hereto shall be governed by the laws of the State of Missouri, without regard to the conflict of laws rules thereof.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

RALCORP HOLDINGS, INC.	EXECUTIVE
By:________________________________	By:________________________________

Name:________________________________	Name:________________________________

Title:________________________________